EXHIBIT 1

AGREEMENT

JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Westmoreland Coal Company, and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: October 30, 2015	Venor Capital Master Fund Ltd.

By: Venor Capital Management LP, as investment manager By: Venor Capital Management GP LLC, as general partner

	Name:	/s/ Michael J. Wartell

	By:	Michael J. Wartell
	Title:	Managing Member

Date: October 30, 2015	Venor Capital Management LP

	By:	Venor Capital Management GP LLC, as general partner

	Name:	/s/ Michael J. Wartell

	By:	Michael J. Wartell
	Title:	Managing Member

Date: October 30, 2015	Venor Capital Management GP LLC

	Name:	/s/ Michael J. Wartell

	By:	Michael J. Wartell
	Title:	Managing Member

Date: October 30, 2015	/s/ Jeffrey A. Bersh

Jeffrey A. Bersh

Date: October 30, 2015	/s/ Michael J. Wartell

Michael J. Wartell